UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2013

OSH 1 Liquidating Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11679	95-4214109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6450 Via Del Oro San Jose, CA		95119
(Address of Principal Executive Offices)		(Zip Code)

(408) 281-3500

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 20, 2013, Kevin R. Czinger and Susan L. Healy each resigned from their officer positions as Chief Executive Officer and President and as Chief Financial Officer and Secretary, respectively, with OSH 1 Liquidating Corporation (the “Company”), and Ms. Karen M. Rose resigned as a member of the Company’s Board of Directors.

Following the resignations described herein and effective upon the resignations, Bradley I. Dietz was appointed as the Chief Executive Officer, President, Chief Financial Officer and Secretary of the Company and was also appointed as a member of the Company’s Board of Directors. The Board appointed Mr. Dietz in consideration of his extensive experience in corporate finance and restructurings.

Mr. Dietz, 59, has served as chief restructuring officer, trustee and on the boards of directors of various public and private companies. He was previously a Managing Director and Partner of Peter J. Solomon Company from 2001-2010, where he led the restructuring group. Previously, Mr. Dietz was a Managing Director of Citibank from 1991-2000. He also has held positions at Bankers Trust Company and Metromedia, Inc. Mr. Dietz serves as Chairman of the Board of Orchard Brands and Contec, Inc., and serves on the boards of Stratus Technologies Bermuda Holdings Ltd., ACA Financial Guaranty, CEI, Inc. and Nationwide Argosy.

In connection with Mr. Dietz’s appointment, the Company entered into a Services Agreement with Mr. Dietz providing for compensation in the amount of $12,500 on a monthly basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2013	OSH 1 LIQUIDATING CORPORATION

	By:	/s/ Bradley I. Dietz
	Name:	Bradley I. Dietz
	Title:	Chief Executive Officer, President, Chief Financial Officer and Secretary